Exhibit 10.1

April 18, 2011

Mr. Thomas J. Hughes

Dear Tom:

I am pleased to confirm the terms of your employment with Gleacher & Company, Inc.  (the “Company”).

1.             Term.  The term of this letter shall commence on May 2, 2011 (the “Effective Date”) and shall expire on the third anniversary thereof, subject to earlier termination as set forth herein.  The period during which you are employed by the Company pursuant to this letter shall be referred to herein as the “Term”.

2.             Position.  On the Effective Date, you will begin to serve as Chief Executive Officer of the Company.  In that capacity, you will report directly to the Board of Directors of the Company (the “Board”) and have the customary authority, duties and responsibilities that accompany this position.  While employed as Chief Executive Officer during the Term, you will be nominated for election to the Board, with the first such nomination to occur in connection with the annual meeting of shareholders to occur in spring 2011.

3.             Location.  During the Term, you will perform your duties at the Company’s headquarters in New York, New York (and such travel to other locations as business requires).

4.             Annual Base Salary.  During the Term, your annual base salary will be $750,000 per year (the “Annual Base Salary”), payable at the times consistent with the Company’s general policies regarding compensation of executives.

5.             Annual Bonus Opportunity.  You will be eligible to be awarded an annual bonus that will be determined by the Executive Compensation Committee of the Board (the “Committee”) based on the achievement of performance goals (established or as may be established by the Committee) and the terms of the Company’s applicable incentive plan as in effect from time to time and otherwise consistent with the Committee’s procedures and methodologies with respect to determinations and awards for similarly situated senior executive officers of the Company; provided that the actual bonus for the 2011 fiscal year will be prorated for the portion of the fiscal year beginning on the Effective Date and ending December 31, 2011.  The actual annual bonus, if any, will be payable in two components (i) a cash component of up to $250,000 and (ii) any annual bonus in excess of $250,000 will be payable in equity (stock options or restricted stock units in respect of Company common stock) that will be subject to the same terms and conditions as equity-based annual compensation awarded to similarly situated senior executives of the Company.

6.             Initial Equity Award.  As an inducement to commence employment with the Company, on the first business day after the day on which the 24-hour period immediately following the Company’s public release of earnings in respect of the Company’s last completed fiscal quarter prior to the Effective Date expires (the “Grant Date”), you will be granted (i) a stock option to acquire 3,000,000 shares of Company common stock with an exercise price equal to the Fair Market Value (as defined in the Company’s 2007 Incentive Compensation Plan (the “Stock Plan”)) on the Grant Date (the “Initial Option Award”) and (ii) an award of 1,000,000 restricted stock units that settle in shares of Company common stock (the “Initial RSU Award” and together with the Initial Option Award, the “Initial Equity Awards”).  The Initial Equity Awards shall be granted pursuant to the terms of the award agreements in respect of such awards, forms of which are attached hereto as Exhibits A, B and C (collectively, the “Equity Award Agreements”).  Without regard to whether the Initial Equity Awards are granted under the Stock Plan, except as otherwise specified herein or in the Equity Award Agreements, the terms of the Stock Plan shall govern such awards.

7.             Severance Protection.

(a)     Prior to a Change in Control.  If (i) your employment is terminated by the Company other than for Cause (as defined on Annex A), death or Disability (as defined on Annex A) or (ii) you resign from employment with the Company for Good Reason (as defined on Annex A), subject to your execution and delivery within 45 days of your termination of employment (and non-revocation) of a release of claims against the Company in the form requested by the Company and your continued compliance with the restrictive covenants set forth in paragraph 10, you will be entitled to continue to receive payment of your Annual Base Salary for twelve months following the date of your termination of employment in accordance with the Company’s normal payroll practices (and in no event less frequently than monthly), beginning on the 60th day following your date of termination (with any amounts that accrued and were not paid prior to such date to be accumulated and paid in a lump sum with your first severance payment).  Notwithstanding the foregoing, payments under this paragraph 7(a) are subject to any delay that is required by Section 409A (as defined below) as described in the Tax Matters provision in paragraph 12 of this letter.

(b)     Following a Change in Control.  If, during the two-year period following a Change in Control (as defined on Annex A) either (i) your employment is terminated by the Company other than for Cause, death or Disability or (ii) you resign from employment with the Company for Good Reason, subject to your execution and delivery within 45 days of your termination of employment (and non-revocation) of a release of claims against the Company in the form requested by the Company and your continued compliance with the restrictive covenants set forth in paragraph 10, you will be entitled to receive cash payments equal to 1.5 times the sum of (i) your Annual Base Salary and (ii) 125% of your Annual Base Salary, with such amount to be paid in equal installments over the twelve-month period ending on the first anniversary of the date of your termination of employment in accordance with the Company’s normal payroll practices (and in no event less frequently than monthly), with such payments to begin on the 60th day following your date of termination (with any amounts that accrued and were not paid prior to such date to be accumulated and paid in a lump sum with your first severance payment).

Notwithstanding the foregoing, payments under this paragraph 7(b) are subject to any delay that is required by Section 409A (as defined below) as described in the Tax Matters provision in paragraph 12 of this letter.

8.             Employee and Fringe Benefits.  You will be entitled to employee and fringe benefits on the same basis as those provided from time to time to similarly situated senior executives of the Company.

9.             Company Policies; Regulatory and Licensing Requirement.  You will be subject to all policies of the Company, including, without limitation, any stock ownership guidelines and incentive compensation clawback policy applicable to senior executives of the Company, as each policy is adopted or amended from time to time.  By signing this letter you agree that your continued employment is contingent upon compliance with applicable regulatory, registration and licensing requirements, if any, now or in the future required of your position, including passing the appropriate exams or transferring existing license(s), if any, or completing any registration requirements, within any reasonable time limits imposed by the Company, and your compliance with applicable regulatory, registration and licensing.

10.           Restrictive Covenants.

•      Confidentiality.  Except (i) as required in order to perform your obligations to the Company, (ii) as may otherwise be required by law or any legal process, or (iii) as is necessary in connection with any adversarial proceeding against the Company (in which case you shall use your reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), you shall not, without the express prior written consent of the Company, disclose or divulge to any other person or entity, or use or modify for use, directly or indirectly, in any way, for any person or entity any of Company’s or an Affiliate’s (as defined in Annex A) Confidential Information (as defined below) at any time during or after your employment with the Company or any of its Affiliates.  For purposes of this letter, “Confidential Information” shall mean any valuable, competitively sensitive, proprietary or non-public data and information related to business carried on by the Company or any Affiliate (the “Business”), including, without limitation, Trade Secrets (as defined below), that are not generally known by or readily available to the Company’s or any Affiliate’s competitors.  “Trade Secrets” shall mean information or data of Company or any of its Affiliates in connection with the Business, including, but not limited to, technical or non-technical data, financial information, strategies, forecasts, new products, programs, devices, methods, techniques, drawings, processes, financial plans, product plans, or any information related to actual or potential customers or suppliers, that: (a) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (b) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.  You acknowledge and agree that (A) the Confidential Information and Trade Secrets have been developed and created by the Company at substantial expense and constitute valuable proprietary assets, (B) the Company will suffer irreparable harm which will be difficult to compute if you violate the provisions in this paragraph and (C) the provisions of this paragraph are reasonable and necessary for the protection of the business of the Company.

•      Non-Competition.  You agree that while employed by the Company and at all times during the one-year period following your termination of employment for any reason (the “Restricted Period”), you will not, directly or indirectly, (i) be employed by, engaged as a consultant, director or advisor for or provide any services or assistance in any capacity to any company or other entity, firm or organization that provides, sells or markets products or services that compete or will compete with the products and/or services provided, marketed, sold or being developed by the Company or its Affiliates (a “Competitor”), (ii) organize, establish or operate as a Competitor or manage or direct persons engaged in any business in competition with the businesses of the Company or any of its Affiliates, or (iii) acquire or have an ownership interest in any entity that derives revenues from any business in competition with the business of the Company or any of its Affiliates (except for passive ownership of five percent (5%) or less of an entity).

•      Non-Solicitation of Customers.  You acknowledge and agree that during the Restricted Period you will not, directly or indirectly, solicit, induce or persuade or attempt to solicit, induce or persuade any customer, client, investor (excluding anyone who is an investor solely as a holder of shares of Company common stock),  supplier, licensee or other business relation (in each case, whether former, current or prospective) of the Company or any of its Affiliates to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, client, investor, supplier, licensee or business relation, on the one hand, and the Company or any Affiliate, on the other hand.

•      Non-Solicitation/No Hire of Employees.  You acknowledge and agree that, without the Company’s written consent, during the Restricted Period, you will not, directly or indirectly, solicit, induce or persuade or attempt to solicit, induce or persuade any individual who is (or was, during the preceding twelve months) employed by or providing services to the Company or one of its Affiliates to terminate or refrain from renewing or extending such employment or services, or to become employed by or become a consultant to any other individual, entity, firm or organization other than the Company or its Affiliates.  In addition, during the Restricted Period, you will not, without the Company’s written consent, directly or indirectly, hire any person who is (or who was during the preceding twelve months) an employee of the Company or its Affiliates.

•      Enforcement; Remedies.  You understand that the provisions of this paragraph 10 may limit your ability to earn a livelihood in a business similar to the business of the Company, but you nevertheless agree that such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, are reasonable limitations as to scope and duration and are not unduly burdensome to you.  You further agree that the Company would be irreparably harmed by any actual or threatened breach of the covenants in this paragraph 10 and that, in addition to any other remedies at law including money damages and the right to withhold payments otherwise due to you, the Company will be entitled to seek a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of this letter in any court which may have competent jurisdiction over the matter in dispute pending arbitration as described in paragraph 12 below.  With respect to any provision of this paragraph 10 finally determined by a court of competent jurisdiction to be unenforceable, you hereby agree that a court shall have jurisdiction to reform such provisions, including the duration or scope of such provisions, as the case may be, so that they are enforceable to the maximum extent permitted by law.  If any of the covenants of this paragraph 10 are determined to be wholly or partially unenforceable in any jurisdiction, such determination will not be a bar to or in any way diminish the rights of the Company to enforce any such covenant in any other jurisdiction.

11.           Representations.  You acknowledge and warrant that you are currently free to commence employment with the Company pursuant to the terms of this letter and you are not restricted in any way, including by way of restrictive covenants with prior employers, from fulfilling all of the duties set forth in this letter.

12.           Miscellaneous.

•      Entire Agreement; Amendment.  This letter shall supersede any other agreement or understanding, written or oral, with respect to the matters covered herein.  This letter may not be amended or modified otherwise than in writing signed by the parties hereto; provided, however, that, notwithstanding the foregoing, the Company may amend or modify this letter if it determines it is necessary to do so in order to comply with applicable legal and/or regulatory requirements or guidance or any changes in applicable law, rules or regulations or in the formal and conclusive interpretation thereof by any regulator or agency of competent jurisdiction.  In the event such modification has a material adverse impact upon the employment benefits you received under this letter agreement, the Company and you will cooperate diligently and in good faith to amend the terms of this letter to preserve your employment benefits under this letter.

•      Severability.  The invalidity or unenforceability of any provision of this letter will not affect the validity or enforceability of any other provision of this letter, and this letter will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

•      Governing Law.  This letter will be governed by, and construed under and in accordance with, the internal laws of the State of New York, without reference to rules relating to conflicts of laws.  The Company’s obligations hereunder are subject to compliance with any applicable standards and restrictions imposed under law or regulation as in effect from time to time.

•      Tax Matters.  The Company may withhold from any amounts payable to you such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.  It is intended that the payments and benefits provided under this letter shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended ( “Section 409A”) and the regulations relating thereto, or an exemption to Section 409A, and this letter shall be interpreted accordingly.  Any payments or benefits that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception.  Each payment under this letter will be treated as a separate payment for purposes of Section 409A.  All payments that constitute nonqualified deferred compensation under Section 409A that are to be made upon a termination of employment under this letter may only be made upon a “separation from service”

under Section 409A of the Code.  If you become entitled to a payment of nonqualified deferred compensation as a result of your termination of employment and at such time you are a “specified employee” (within the meaning of Section 409A and as determined in accordance with the methodology established by the Company as in effect on your date of termination), such payment will be postponed to the extent necessary to satisfy Section 409A, and any amounts so postponed will be paid in a lump sum on the first business day that is six months and one day after your separation from service (or any earlier date of your death).  If the compensation and benefits provided under this letter would subject you to taxes or penalties under Section 409A, the Company and you will cooperate diligently to amend the terms of this letter to avoid such taxes and penalties, to the extent possible under applicable law; provided that, in no event shall the Company be responsible for any Section 409A taxes or penalties that arise in connection with any amounts payable or benefits provided under this letter or otherwise.

•      Dispute Resolution.  Subject to paragraph 10 of this letter, all disputes arising out of, or related to, this letter, or the breach thereof, shall be subject to and resolved by arbitration in New York, New York through the facilities and in accordance with the rules of the Financial Industry Regulatory Authority (“FINRA”), and the parties agree to submit to the jurisdiction of FINRA with respect to any such controversy or dispute.

•      Successors.  This letter is personal to you and without the prior written consent of the Company will not be assignable by you.  This letter and any rights and benefits hereunder will inure to the benefit of and be enforceable by your legal representatives, heirs or legatees.  This letter and any rights and benefits hereunder will inure to the benefit of and be binding upon the Company and its successors and assigns.

•      Headings.  The headings in this letter are for convenience of reference only and do not affect the interpretation of this letter.

•      Counterparts.  This letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

If this letter correctly sets forth our agreement, please return a signed copy of this letter to the Company.

We look forward to your leadership.

Sincerely,

Gleacher & Company, Inc.

	By:	/s/ Eric J. Gleacher
Name: Eric J. Gleacher
Title: Chairman of the Board of Directors

Accepted and agreed to this
18 day of April 2011.

/s/ Thomas J. Hughes
Thomas J. Hughes

Annex A

For purposes of this letter and the Equity Award Agreements, the following terms shall have the meanings set forth below:

“Affiliate” means an entity in control of, controlled by or under common control with Company.

“Cause” means: (i) your conviction of, or plea of guilty or “no contest” to, any felony; (ii) your conviction of, or plea of guilty or “no contest” to, a violation of criminal law involving the Company and its business; (iii) your commission of an act of fraud or theft, or material dishonesty in connection with the performance of your duties to the Company and its Affiliates; or (iv) your willful refusal or gross neglect to perform the duties reasonably assigned to you and consistent with your position with the Company and its Affiliates or otherwise to comply with the material terms of any agreement between the Company or any of its Affiliates and you, which refusal or gross neglect continues for more than fifteen (15) days after you receive written notice thereof from the Company providing reasonable detail of the asserted refusal or gross neglect (and which is not due to a physical or mental impairment).

“Change in Control” means the first to occur of the following events:

(a)        The acquisition, after the Effective Date, by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the shares of Company Common Stock (the “Common Stock”), or (ii) the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition by any individual, entity or group (within meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) who, on the Effective Date, beneficially owned 10% or more of the Common Stock, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, (C) any acquisition by any underwriter in connection with any firm commitment underwriting of securities to be issued by the Company, or (D) any acquisition by any corporation (or other entity) if, immediately following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation (or other entity) and the combined voting power of the then outstanding voting securities of such corporation (or other entity) entitled to vote generally in the election of directors, is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the Common Stock and the Voting Securities in substantially the same proportions, respectively, as their ownership, immediately prior to such acquisition, of the Common Stock and Voting Securities; or

(b)        Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease thereafter for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the directors then serving and comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents; or

A-1

(c)        Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”), other than a Corporate Transaction with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such Corporate Transaction, of the Common Stock and Voting Securities beneficially own, directly or indirectly, immediately after such Corporate Transaction, more than 50% of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the corporation (or other entity) resulting from Corporate Transaction in substantially the same proportions as their respective ownership, immediately prior to such Corporate Transaction, of the Common Stock and the Voting Securities; or

(d)        Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

“Disability” means disability as defined in the Company’s long-term disability plan as in effect from time to time.

“Good Reason” means without your prior written consent:  (i) a material reduction in your Annual Base Salary (as defined in the letter); (ii) the assignment to you of duties or responsibilities that represent a material diminution from the duties or responsibilities associated with the position of Chief Executive Officer; or (iii) the relocation of your primary place of employment to a location 50 or more miles from the Company’s headquarters.  In order to invoke a termination for Good Reason, you must provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iii) within thirty (30) days following the initial existence of such condition or conditions, and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition.  In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, you must terminate employment, if at all, within 90 days following the Cure Period in order for such termination to constitute a termination for Good Reason.

A-2